Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Baker Hughes Company:

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated statements of financial position of Baker Hughes Company and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas
May 14, 2021